# DTSI SUMMARY
# AS OF 8/11/14

DTS, Inc. (Nasdaq:DTSI) is a premier audio solutions provider for high-definition entertainment experiences—anytime, anywhere, on any device. DTS exists to make the world sound better. DTS' audio solutions are designed to enable recording, delivery and playback of simple, personalized, and immersive high-definition audio, and are incorporated by hundreds of licensee customers around the world into an array of consumer electronics devices. From a renowned legacy as a pioneer in high definition multi-channel audio, DTS became a mandatory audio format in the Blu-ray Disc™ standard and is now increasingly deployed in enabling digital delivery of compelling movies, music, games and other forms of digital entertainment to a growing array of network-connected consumer devices. DTS technology is in televisions, personal computers, smartphones, tablets, digital media players, video game consoles, Blu-ray Disc players, audio/video receivers, soundbars, DVD based products, automotive audio systems, set-top-boxes, and home theater systems.

## Stock/Financial Information

| | |
|---|---|
| **Price per share as of 6/30/14** | $18.41 |
| **50 Day Average Volume** | 103,037 |
| **Shares Outstanding 6/30/14** | 17.10M |
| **Market Cap** | $316M |
| **Cash & Investments 6/30/14** | $69.5M |
| **2013 Operating Cash Flow** | $21.4M |

## FY Financial Highlights and 2014 Outlook
## ($ Millions, except per share data)

| | 2011 | 2012 | 2013 | 2014E |
|---|---|---|---|---|
| **Revenue** | $96.9 | $100.6 | $125.1 | $137-$142 |
| **EPS – GAAP** | $1.04 | $(0.91) | $0.86 | $0.85-$0.95 |
| **EPS – Non-GAAP*** | $1.40 | $0.24 | $1.07 | $1.40-$1.50 |

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com



## Making the World Sound Better

Over 400 product manufacturers and integrated circuit licensees to date

More than 2.5 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted partner

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2014 outlook and performance (which are as of August 11, 2014), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS' public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% for 2014 and 2013 and 40% in 2012 and 2011.

## Q2 2014 Revenue by Market



Other
Home AV
Blu-ray
Network Connected
Automotive

## Trends Driving Digital Media & Connected Devices

**Consumers expect simplicity, function and low cost**

**Sound Matters.** Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

**Consumers are increasingly looking for transportability of their entertainment.** Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

## Industry Growth Projections



2014
2017

| | CAGR | Estimated 2014 DTS Mkt Share* |
|---|---|---|
| Wireless Audio | 24% | ~50% |
| TV | 11% | ~65% |
| PC | -4% | ~20% |
| Mobile | 12% | <10% |

*Source: *CEA, IDC, IHS iSupply, IHS Screen*

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2014 outlook and performance (which are as of August 11, 2014), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS' Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

## 2014 Outlook and Assumptions

| | Low-End GAAP | High-End GAAP | Low-End Non-GAAP* | High-End Non-GAAP* |
|---|---|---|---|---|
| **Revenue** | $137M | $142M | $137M | $142M |
| **Op Margin** | 9% | 11% | 24% | 28% |
| **EPS** | $0.85 | $0.95 | $1.40 | $1.50 |

| Segment | Percent of Total Revenue |
|---|---|
| Network Connected | >50% |
| Blu-Ray | ~20% |
| Automotive | ~10% |
| Home AV | <15% |

## Recent Announcements

DTS reported better-than-expected revenue and EPS for Q2 2014 and increased its Fiscal Year 2014 revenue outlook from $132M-$138M to $137M-$142 and GAAP EPS outlook from $0.38 - $0.48 to $0.85 - $0.95. Non-GAAP EPS outlook was raised from $1.20-$1.40 to $1.40-$1.50.

McIntosh, Sonus Faber, and Wadia brands are the latest to join the DTS Play-Fi ecosystem via collaboration with Fine Sounds Group, a leading provider of premium audio systems and speaker products to the CE market.

Amlogic, a leading fabless semiconductor company providing solutions for advanced consumer products, announced the availability of the DTS-HD® audio decoder on the Amlogic quad-core S802-H System-on-Chip (SoC), targeting Android-based streaming and over-the-top (OTT) set-top boxes

DTS Headphone:X™ surround sound technology is being incorporated into headphone designs from G-Star Industrial Co Ltd, a leading global original design manufacturer of headsets and headphones for the PC and gaming industries.

Universal Music Enterprises (UME) released an exclusive DTS Headphone:X mix of Soundgarden's landmark album "Superunknown" in 11.1 surround sound. "Superunknown" is the first Rock album to ever be offered with an exclusive 11.1 DTS Headphone:X mix. DTS Headphone:X allows fans to hear the music as if they were sitting in the producer's chair, in studio with the band.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2013 and 2014 and 40% in 2011 and 2012.